Exhibit 10-1

THE THIRD AMENDMENT TO THE GAS SALES

AGREEMENT DATED NOVEMBER 7TH, 1995

BETWEEN

PTT PUBLIC COMPANY LIMITED

AND

CHEVRON OFFSHORE (THAILAND) LIMITED

THAIPO LIMITED

PALANG SOPHON LIMITED

B8/32 PARTNERS LIMITED

DATED

EFFECTIVE AS OF OCTOBER 1, 2001

THE THIRD AMENDMENT TO THE GAS SALES AGREEMENT (the “GSA”) dated November 7th, 1995 is hereby made effective as of the 1st day of October, 2001.

BETWEEN

(1)	PTT PUBLIC COMPANY LIMITED, successor in interest to The PETROLEUM AUTHORITY OF THAILAND, having its principal office at 555 Vibhavadi Rangsit Road, Bangkok 10900 (hereinafter called “PTT”); and

(2)	THAIPO LIMITED, a company duly incorporated and existing under the laws of Thailand and having an office at 8th floor, M. Thai Tower, All Seasons Place, 87 Wireless Road, Khwaeng Lumpini, Khet Patumwan, Bangkok 10330 (hereinafter called “THAIPO”); and

(3)	CHEVRON OFFSHORE (THAILAND) LIMITED, formerly known as Thai Romo Limited, a company duly incorporated and existing under the laws of Thailand and having its registered office at 27th Floor, Suntowers Building B, 123 Vibhavadi-Rangsit Road, Kwaeng Ladyao, Khet Jatujak, Bangkok 10900 (hereinafter called “CHEVRON”); and

(4)	PALANG SOPHON LIMITED, a company duly incorporated and existing under the laws of Thailand and having its registered office at 27th Floor, Suntowers Building B, 123 Vibhavadi-Rangsit Road, Kwaeng Ladyao, Khet Jatujak, Bangkok 10900 (hereinafter called “SOPHON”); and

(5)	B8/32 PARTNERS LIMITED, a company duly incorporated and existing under the laws of Thailand and having an office at 8th floor, M. Thai Tower, All Seasons Place, 87 Wireless Road, Khwaeng Lumpini, Khet Patumwan, Bangkok 10330 (hereinafter called “B8/32 PARTNERS”).

THAIPO, CHEVRON, B8/32 PARTNERS and SOPHON hereinafter all collectively called “Concessionaire”)

WHEREAS:

The Concessionaire and PTT have agreed to modify certain terms of the GSA, as amended by the First Amendment and the Second Amendment relating to PTT’s rights and obligations to purchase additional quantities of Sales Gas in excess of one hundred forty five (145) million Cubic Feet per day;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS THAT THE GSA, AS PREVIOUSLY AMENDED, SHALL BE FURTHER AMENDED BY THIS THIRD AMENDMENT TO REFLECT:

1.	DEFINITIONS

Article 1 Definitions shall have the following definitions (a) amended:

•	“Interim Period” shall mean the period of time commencing as of 6:00 a.m. October 1, 2001 and ending 6:00 a.m. January 1, 2008.

and (b) added:

•	“Bank Holiday” shall mean any day announced by the Bank of Thailand as a bank holiday.

2.	QUALITY

Item 9 of the Second Schedule (Quality Specifications) shall be revised to read as follows:

“TEMPERATURE: have a temperature which is not less than sixty (60) degrees Fahrenheit and (a) not more than one hundred and twenty (120) degrees Fahrenheit at Tantawan Delivery Point; (b) not more than one hundred and thirty (130) degrees Fahrenheit at Benchamas Delivery Point.”

3.	PRICE CALCULATION

The definitions of the terms “Fy” and “W” contained in Clause 11.5 of the GSA are amended to read:

Fy	=	the arithmetic average of the available figures last published, Platts Oilgram Price Report date, for each month of the six month period ending in March and September respectively in which the prices have to be adjusted, in United States Dollars per barrel of the Singapore Product Postings for Med FO 180cst from Shell Eastern Petroleum PTE Ltd., ESSO Singapore PTE Ltd., Mobil Sales and Supply Corporation, Caltex Petroleum Corporation, BP Oil International and Singapore Petroleum Corporation PTE Ltd., as published in “Platt’s Oilgram Price Service”.

W	=	a) for the period through 31 December 1999, the arithmetic average of the figures published for each month of the six month period from October 1994 to March 1995 inclusive for the index of Wholesale Prices in Thailand based on 100 for the calendar year 1990 as published by the International Monetary Fund in “International Financial Statistics”. The agreed value is 114.02160.

b) for the period from 1 January 2000 onward, the arithmetic average of the figures published for each month of the six month period from

October 1994 to March 1995 inclusive for the index of Producer Prices based on 100 for the calendar year 1995 as published by the Bureau of Trade and Economic Indices, Ministry of Commerce. The agreed value is 95.09744.

4.	QUANTITIES

That Subclause 6.6(ii) shall be amended to read as follows:

“The DCQ for the third Contract Year and subsequent Contract Years shall be determined by dividing the Field Reserves as determined or last redetermined by six thousand (6000). The DCQ shall not be less than one hundred twenty five (125) million Cubic Feet unless as determined by Clause 6.11.

The following new Subclause 6.6(vi) shall be added:

“The Concessionaire shall endeavor to deliver one hundred twenty five (125) million Cubic Feet in 2010, if economic for the Concessionaire as determined by the Concessionaire in its sole discretion.”

5.	BILLING AND PAYMENT

That Clause 12.3 of the GSA shall be amended by the addition of the following words;

“(a) If the payment date falls on Saturday, or a Bank Holiday that occurs on a Wednesday, Thursday or Friday, PTT shall pay Concessionaire on the preceding working business day.

(b) If the payment date falls on Sunday, or a Bank Holiday that occurs on a Monday or Tuesday, PTT shall pay Concessionaire on the next working business day”

6.	AMENDMENTS TO ARTICLE XXXII – SUPPLEMENTAL GAS QUANTITIES FOR THE INTERIM PERIOD

The Parties agree that the following paragraphs in Article XXXII of the GSA shall be amended and restated in their entirety as set forth below:

32.2	During the Interim Period, PTT agrees to purchase additional volumes of Sales Gas amounting to at least one hundred seventy-seven decimal three six five billion Cubic Feet (177.365 Bcf) in accordance with the Sixth Schedule attached hereto. Such additional gas shall be nominated and purchased by PTT after it nominates and purchases the GSA Quantities.

32.6	The price to be paid by PTT for the Supplemental Gas Quantities shall be 88% of the Current Price with the exception that from and after March 1, 2004, Sales Gas nominated and taken by PTT in excess of 105% of the Total Supplemental DAQ shall be paid for by PTT at the Current Price. For clarity, the price for quantities taken by PTT in excess of 105% of the Total Supplemental DAQ but not nominated shall be 88% of the Current Price.

32.7	PTT may nominate up to 105% of the Total Supplemental DAQ, as shown in the Sixth Schedule on any day.

(a)	If, at any time, Concessionaire fails to deliver enough Sales Gas during the period from 6.00 a.m. October 1, 2001 to 6.00 a.m. March 1, 2004 and during the period from 6.00 a.m. January 1, 2006 through the remainder of the Interim Period, so that Supplemental Shortfall Gas occurs, then the Concessionaires shall pay to PTT, by means of a credit against the next payment due by PTT to the Concessionaires pursuant to this Agreement, for the Supplemental Shortfall Gas an amount equal to 12% of the Current Price in effect at the time of the Supplemental Shortfall Gas occurrence times the Supplemental Shortfall Gas.

(b)	In consideration of Concessionaire’s need to develop additional gas reserves and of PTT’s forecast of Gulf of Thailand gas availability, if, at any time, Concessionaire fails to deliver enough Sales Gas during the period from 6.00 a.m. March 1, 2004 to 6.00 a.m. January 1, 2006, so that Supplemental Shortfall Gas occurs, then the Concessionaires shall pay to PTT, by means of a credit against the next payment due by PTT to the Concessionaires pursuant to this Agreement, for the Supplemental Shortfall Gas an amount equal to 6% of the Current Price in effect at the time of the Supplemental Shortfall Gas occurrence times the Supplemental Shortfall Gas.

If the Sales Gas produced in any month during this period is insufficient to fully satisfy Concessionaire’s Supplemental Shortfall Gas obligations for the preceding month, the excess Supplemental Shortfall Gas obligations for such month shall be accrued and carried over to the following month, and from month to month to the end of the Contract Year, any outstanding Supplemental Shortfall Gas obligations remaining shall be applied as a credit against PTT’s annual payment obligations under Articles 6.8 or 32.5. At such time, the excess amounts owed by Concessionaire for such Supplemental Shortfall Gas will be credited against any amounts owed by PTT to Concessionaires for natural gas not taken by PTT pursuant to Clause 32.5 above in the same manner as such calculations are made for GSA Quantities of Sales Gas and any additional amounts still owing to PTT after such offsets shall be paid in cash at that time. For the avoidance of doubt, the Shortfall provisions of Article 15.2 will apply to any shortfall between one hundred forty-three decimal seventy-five (143.75) million Cubic Feet per Day and one hundred forty-five (145) million Cubic Feet per Day.

32.9	Without accruing any obligations to pay for Supplemental Shortfall Gas under Article 32.7 or Shortfall Gas under Article 15.2, the Concessionaire may conduct the preventive maintenance and facilities upgrade work, other than works conducted under Clause 6.18, not more than

(a)	two (2) times and the aggregate period for such maintenance and upgrade work shall not exceed thirty (30) days during the year 2002, and

(b)	four (4) times and the aggregate period for such maintenance and upgrade work shall not exceed sixty (60) days from the year 2003 through the remainder of the Interim Period.

Concessionaire shall update and discuss with PTT from time to time of its anticipated period(s) for such maintenance and upgrades. Concessionaire shall designate by revocable notice to PTT the shutdown window equal to the shutdown period plus seven (7) days at least four (4) months in advance of the shutdown. Concessionaire shall then designate by revocable notice to PTT, at least two (2) months in advance, the date of commencement of the actual period(s) during which it shall claim the benefits of this Article 32.9.

32.11	Concessionaire shall be entitled to conduct the managed maintenance under Clause 6.18 without accruing any obligation to pay for Supplemental Shortfall Gas under Article 32.7.

7.	AMENDED SIXTH SCHEDULE – SUPPLEMENTAL GAS QUANTITIES

The “Sixth Schedule – Supplemental Gas Quantities” is hereby amended, restated and replaced in its entirety as set forth in the attachment hereto.

8.	CONFLICT

The provisions of this Third Amendment shall constitute an amendment and supplement to the GSA, the First Amendment and the Second Amendment. To the extent that there is any conflict or inconsistency between the terms of the GSA, the First Amendment and the Second Amendment, with the terms of this Third Amendment, the terms of this Third Amendment shall prevail.

9.	GSA REMAINS IN EFFECT

Except as amended hereby, the GSA, as amended by the First Amendment and the Second Amendment, shall remain in full force and effect.

10.	APPLICABLE LAW

This Third Amendment shall be governed by and construed in accordance with the laws of Thailand.

11.	EFFECTIVE DATE

This Third Amendment shall be effective from October 1, 2001.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representatives as of October 10, 2003.

PTT Public Company Limited	Witness:

/s/ Prasert Bunsumpun	/s/ Dr. Chitraphongse Kwangsukstith
Mr. Prasert Bunsumpun President	Dr. Chitraphongse Kwangsukstith Senior Executive Vice President Gas Business Group

Chevron Offshore (Thailand) Limited	Witness:

/s/ Isikeli Reuben Taureka	/s/ Prapavadee Sophonpanich
Mr. Isikeli Reuben Taureka Managing Director	Ms. Prapavadee Sophonpanich

/s/ Edward Stuart Johnson
Mr. Edward Stuart Johnson Director

Thaipo Limited	Witness:

/s/ Kevin Herrmann	/s/ Edward Stuart Johnson
Mr. Kevin Herrmann Resident Manager	Mr. Edward Stuart Johnson

Palang Sophon Limited	Witness:

/s/ Prapavadee Sophonpanich	/s/ Kevin Herrmann
Ms. Prapavadee Sophonpanich	Mr. Kevin Herrmann

/s/ Isikeli Reuben Taureka
Mr. Isikeli Reuben Taureka Director

B8/32 PARTNERS LIMITED	Witness:

/s/ Kevin Herrmann	/s/ Prapavadee Sophonpanich
Mr. Kevin Herrmann Director	Ms. Prapavadee Sophonpanich

/s/ Isikeli Reuben Taureka
Mr. Isikeli Reuben Taureka Director

SIXTH SCHEDULE

QUANTITIES DURING INTERIM PERIOD

1	2	3
Period	Supplemental DAQ (MMcf per day)	Total Supplemental DAQ (GSA Quantities plus Supplemental DAQ) (MMcf per day)
October 2001 – November 2001	55	200
December 2001	45	190
January 2002	35	180
February 2002	45	190
March 2002 – September 2002	55	200
Contract Year 2001 / 2002	18.865 Bcf
October 2002 – February 2003	55	200
March 2003 – September 2003	85	230
Contract Year 2002 / 2003	26.495 Bcf
October 2003 – September 2004	85	230
Contract Year 2003 / 2004	31.110 Bcf
October 2004 – September 2005	85	230
Contract Year 2004 / 2005	31.025 Bcf
October 2005 – September 2006	85	230
Contract Year 2005 / 2006	31.025 Bcf
October 2006 – September 2007	85	230
Contract Year 2006 / 2007	31.025 Bcf
October 2007 – December 2007	85	230
Contract Year 2007 / 2008	7.820 Bcf
Total	177.365 Bcf

Note: The volumes specified in the column titled “Total Supplemental DAQ” are for illustrative purposes only. The calculation of Total Supplemental DAQ assumes GSA Quantities of 145 MMcf per day. The actual Total Supplemental DAQ may vary depending on the then current GSA Quantities for the relevant period.